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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Administrative Committee
J. Gordon Gaines, Inc. Retirement Savings Plan

We consent to incorporation by reference in the registration statement on Form S-8 of J. Gordon Gaines, Inc. Retirement Savings Plan of our report dated May 9, 1997, relating to the statements of net assets available for plan benefits of J. Gordon Gaines, Inc. Retirement Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits and related schedules for the years ended December 31, 1996, 1995 and 1994 which report appears in the December 31, 1996, Annual Report on Form 11-K of J. Gordon Gaines, Inc. Retirement Savings Plan.


                                        /s/ KPMG Peat Marwick LLP

Birmingham, Alabama
June 25, 1997